Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of Atlantic International Corp. of our report dated April 9, 2024, relating to the consolidated financial statements of SeqLL Inc., appearing in the Annual Report on Form 10-K of SeqLL Inc. for the years ended December 31, 2023 and 2022.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

July 22, 2024